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                                                     As of February 24, 1997



VIA UPS OVERNIGHT
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The Chase Manhattan Bank
4 Chase MetroTech Center
Brooklyn, New York  11245

Attention:  Global Custody Division

Re: Global Custody Agreement, Effective May 1, 1996 between The Chase Manhattan Bank and those registered investment companies (and on behalf of certain series thereof), listed on Schedule A attached thereto ("Agreement")
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Ladies and Gentlemen:

Pursuant to the provisions of Section 1 of the Agreement, the undersigned, on behalf of Delaware Group Equity Funds II, Inc. (formerly, Delaware Group Decatur Fund, Inc.) for the benefit of the Blue Chip Fund series and the Quantum Fund series (each, a "Series") hereby appoints The Chase Manhattan Bank to provide custodial services for each of these two Series under and in accordance with the terms of the Agreement and accordingly, requests that the Series be added to Schedule A to the Agreement effective February 24, 1997. Kindly acknowledge your agreement to provide such services and to add these Series to Schedule A by signing in the space provided below.

                                       DELAWARE GROUP EQUITY FUNDS II, INC.
                                       on behalf of Blue Chip Fund series and
                                       Quantum Fund series


                                       By:  /s/ David K. Downes
                                          ------------------------------------
                                            David K. Downes
                                       Its: Senior Vice President
                                            Chief Administrative Officer
                                            Chief Financial Officer
AGREED:

THE CHASE MANHATTAN BANK


By: /s/ Rosemary M. Stidmon
   ---------------------------

Its: Vice President